UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2010

CASEY’S GENERAL STORES, INC.

(Exact name of registrant as specified in its charter)

Iowa

(State or other jurisdiction

of incorporation)

0-12788	42-0935283
(Commission File Number)	(IRS Employer Identification No.)

One Convenience Blvd., Ankeny, Iowa	50021
(Address of principal executive Offices)	(Zip Code)

515/965-6100

(Registrant’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CF 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 16, 2010, the Board of Directors of Casey’s General Stores, Inc. (the “Company”) approved the execution of a new Employment Agreement (the “Agreement”) with Robert J. Myers, President and Chief Executive Officer. Mr. Myers has been serving as President and Chief Executive Officer of the Company under the terms of an Employment Agreement dated March 21, 2007 (the “Prior Agreement”), which was scheduled to expire on June 21, 2011.

The Agreement generally provides for the continued employment of Mr. Myers as President and Chief Executive Officer through April 30, 2013 (the “Term”), unless sooner terminated in accordance with the Agreement. During the Term, the Company shall pay Mr. Myers a base salary at an annual rate of $660,000, or such other greater amount as shall be determined by the Compensation Committee of the Board of Directors. Mr. Myers also will be eligible to participate in all employee benefit plans and programs generally available to the Company’s senior officers and employees. In addition, the Company will continue in force during the Term a 10-year level premium term life insurance policy with a death benefit of $1,000,000 that insures the life of Mr. Myers, and that is payable upon his death to a beneficiary designated by him. Following expiration of the Term, the Company shall assign ownership of such policy to Mr. Myers, if he so requests, and Mr. Myers shall thereafter be responsible for the payment of the associated premiums.

If Mr. Myers remains employed by the Company as President and Chief Executive Officer through June 21, 2011, the expiration date of the Prior Agreement, then commencing on January 1, 2012 and continuing for a period of ten years thereafter or until the death of Mr. Myers and his spouse, if earlier, the Company will pay an annual retirement benefit to Mr. Myers (or his spouse, in the event of his death during said period) equivalent to one-half of the average of his base salary (not including any bonus payments) for the last three years of his employment by the Company as President and Chief Executive Officer, but such amount shall not exceed $330,000 per year. The ten-year period will be extended by one additional year if Mr. Myers serves as President and Chief Executive Officer until April 30, 2012, and by a second additional year if Mr. Myers serves in that capacity until April 30, 2013.

If Mr. Myers’ employment ends between June 21, 2009 and June 20, 2010, he will be entitled to at least three-fifths of the per year retirement benefit calculated as described above, with monthly payments commencing on January 1, 2012. For each day of employment by the Company as President and Chief Executive Officer after June 21,

2009, the per year retirement benefit described in the preceding sentence will be increased by a pro-rata portion of an additional one-fifth of the per year retirement benefit calculated under the formula described in the preceding paragraph.

If Mr. Myers’ employment ends between June 21, 2010 and June 20, 2011, he will be entitled to at least four-fifths of the per year retirement benefit calculated as described above, with monthly payments commencing on January 1, 2012. For each day of employment by the Company as President and Chief Executive Officer after June 21, 2010, the per year retirement benefit described in the preceding sentence will be increased by a pro-rata portion of the remaining one-fifth of the per year retirement benefit calculated under the formula described above.

As under the Prior Agreement, the Company may terminate the employment of Mr. Myers with or without cause at any time. For this purpose, the term “cause” includes, but is not limited to, unsatisfactory performance, misconduct in the performance of his duties, insubordination, personal or professional conduct which may bring public embarrassment or disgrace to the Company, or a violation of the Company’s Code of Business Conduct and Ethics. In the event of a termination for cause, the Company shall be obligated to pay Mr. Myers his base salary through the date of such termination. In the event of termination without cause, the Company shall be obligated to pay Mr. Myers his base salary through the date of termination, and then for a period of 12 months following the date of such termination. In each case, Mr. Myers would remain entitled to the above-described retirement benefits. In the event of a “change of control” of the Company, the Agreement would terminate (except that Mr. Myers would remain entitled to the above-described insurance and retirement benefits) and Mr. Myers would become entitled to all of the payments and benefits set forth in his existing “change of control” agreement with the Company (dated March 25, 1997) or any successor to said agreement.

In the event Mr. Myers terminates his employment of his own volition prior to the end of the Term, the Company’s only obligation to Mr. Myers, other than any obligations pursuant to the above-described retirement benefit provisions, shall be to pay his base salary to him through the date of voluntary termination.

The Agreement continues to require Mr. Myers to maintain in confidence any confidential information and trade secrets of the Company obtained by him during the Term, and also restricts his employment in competition with the Company for a period of ten years following his termination of employment with the Company.

The foregoing summary of the Agreement is a general description only and is qualified in its entirety by reference to the full text of the Agreement which is filed as Exhibit 99.1 to this Current Report, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

The exhibit accompanying this report is listed in the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CASEY’S GENERAL STORES, INC.

Date: April 21, 2010	By:	/s/ William J. Walljasper
William J. Walljasper
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

The following exhibits are filed herewith:

Exhibit	Description

99.1	Employment Agreement with Robert J. Myers

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